Exhibit 99.1

FOR IMMEDIATE RELEASE

April 24, 2008

CenterState Banks of Florida, Inc. Announces

First Quarter 2008 Operating Results

WINTER HAVEN, FL. — April 24, 2008 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income for the first quarter 2008 of $1,111,000 ($0.09 per share) compared to $1,808,000 ($0.16 per share) earned in the first quarter of 2007.

All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Income Statements (unaudited) Amounts in thousands of dollars (except per share data)
For the quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Net interest income	$9,814	$10,605	$10,901	$11,244	$9,598
Provision for loan losses	(604)	(1,605)	(529)	(376)	(282)

Net interest income after loan loss provision	9,210	9,000	10,372	10,868	9,316
Non interest income	1,871	1,928	1,961	1,903	1,540
Sale of bank shell	—	1,000	—	—	—
Non interest expense	(9,477)	(9,315)	(9,442)	(9,362)	(8,073)

Income before income tax	1,604	2,613	2,891	3,409	2,783
Income tax expense	(493)	(854)	(939)	(1,129)	(975)

NET INCOME	$1,111	$1,759	$1,952	$2,280	$1,808

EPS (basic)	$0.09	$0.14	$0.16	$0.18	$0.16
EPS (diluted)	$0.09	$0.14	$0.15	$0.18	$0.16

Subsequent sale of real estate

We sold one of our branch office buildings on April 1, 2008 for $2,500,000 and simultaneously entered into an agreement to lease back the real estate for a period of one year with an option to renew the lease for an additional year. We recognized a pre-tax gain on the sale of approximately $1,483,000 during April. The branch office has been operating from its current location since October 1996. It has approximately $14 million in deposits and $11 million in loans. The sale was for the real estate only. It is our intention to eventually transfer the related customer accounts to either a new branch office that has not yet been identified or to one of our existing branch locations.

Credit quality and allowance for loan losses

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans as a percentage of total loans was 1.37% at March 31, 2008, compared to 0.48% at December 31, 2007. The ratio of allowance for loan losses to non performing loans was 98% at March 31, 2008, compared to 266% at December 31, 2007.

Non performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (b) other repossessed assets that are not real estate), were $12,474,000 at March 31, 2008, compared to $4,827,000 at December 31, 2007. Non performing assets as a percentage of total assets was 1.00% at March 31, 2008, compared to 0.40% at December 31, 2007.

Management has continued to aggressively monitor credit risk and potential losses in the Company loan portfolio, in light of the current real estate environment in Florida. The Company’s CEO and other members of senior management have continued to hold periodic meetings with the subsidiary bank Presidents and their chief lending officers as a group. Each bank reports on its current loan watch list and discusses its loan portfolio in general and any specific individual loan it feels warrants additional consideration. During the current quarter, the Company took a charge of $604,000 to loan loss provision (expense) and charged-off (net of recoveries) $174,000, or 0.02% of average loans outstanding during the period. The allowance for loan losses as a percentage of loans outstanding increased from 1.29% as of December 31, 2007 to 1.35% as of March 31, 2008. In addition to increasing impaired loans and specific reserves on impaired loans (SFAS No. 114 loans), the Company also increased reserves on non impaired loans to reflect current conditions in the national and local real estate markets.

The Company’s allowance for loan losses was $11,258,000 at March 31, 2008 compared to $10,828,000 at December 31, 2007, an increase of $430,000. Of this increase, $388,000 was due to an increase in allowance for loan losses on impaired loans and $42,000 was related to an increase in allowance for loan losses on non impaired loans.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)
As of or for the quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Non-accrual loans	$9,101	$3,797	$4,610	$1,997	$1,196
Past due loans 90 days or more and still accruing interest	2,345	277	327	267	64

Total non performing loans	11,446	4,074	4,937	2,264	1,260
Other real estate owned (“OREO”)	792	583	177	—	215
Repossessed assets other than real estate	236	170	133	57	—

Total non performing assets	$12,474	$4,827	$5,247	$2,321	$1,475
Non performing loans as a percentage of total loans	1.37%	0.48%	0.59%	0.27%	0.18%
Non performing assets as a percentage of total assets	1.00%	0.40%	0.43%	0.19%	0.14%
Net charge-offs (recoveries)	$174	$680	$145	$106	$5
Net charge-offs as a percentage of average loans for the period	0.02%	0.08%	0.02%	0.01%	0.00%
Impaired loans (SFAS No. 114)	$18,947	$11,803	$10,577	$7,510	$5,237
Non impaired loans (SFAS No. 5)	814,796	829,602	829,764	818,705	678,904

Total loans	$833,743	$841,405	$840,341	$826,215	$684,141
Allowance for loan losses as a percentage of period end loans:
Impaired loans (SFAS No. 114)	6.33%	6.88%	7.17%	6.32%	8.59%
Non impaired loans (SFAS No. 5)	1.23%	1.21%	1.10%	1.11%	1.06%

Total loans	1.35%	1.29%	1.18%	1.15%	1.12%

As shown in the above table, the Company identified total impaired loans of $18,947,000 as of March 31, 2008. Management recorded specific loan loss allowances for many of these loans, which in the aggregate total $1,200,000. The impaired loans consist of approximately $12,095,000, or 64%, collateralized by commercial and commercial real estate; approximately $4,758,000, or 25%, collateralized by construction, acquisition and development, and land; and approximately $2,094,000, or 11% collateralized by residential real estate and all other. None of these loans are unsecured.

As of March 31, 2008, the Company had total non accrual loans of $9,101,000. Of this amount, approximately 27% are residential real estate, 67% are commercial and commercial real estate, and 6% are consumer and all other. Less than $450,000 (2 loans) are collateralized by land only.

The Company has approximately 11% ($95,700,000) of its loan portfolio in a category that includes construction loans, acquisition and development loans and land loans. There are no construction or development loans to national builders. We do business with local builders and developers that have typically been long time customers, of which there are no material amount of these loans included in our non accrual portfolio. As discussed above, eight loans in this category, with an aggregate balance of $4,758,000, have been identified as impaired. Management has allocated specific allowances aggregating $215,000 for these particular loans. At this time, management believes these specific reserves are sufficient to cover any probable losses related to these loans. However, management recognizes that many factors can adversely impact various segments of our market and customers, and therefore there is no assurance that losses or probable losses may develop in the future.

The table below summarizes the changes in our allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
amounts are in thousands as of or for the quarter ending	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Allowance at beginning of period	$10,828	$9,903	$9,519	$7,632	$7,355
Charge-offs	(298)	(693)	(160)	(117)	(27)
Recoveries	124	13	15	11	22

Net charge-offs	(174)	(680)	(145)	(106)	(5)
Provision for loan losses	604	1,605	529	376	282
Acquisition of VSB	—	—	—	1,617	—

Allowance at end of period	$11,258	$10,828	$9,903	$9,519	$7,632

Loan growth and deposit growth

For the three month period ending March 31, 2008, loans decreased $7,662,000 or 0.9%, and deposits increased by $32,477,000, or 3.3%. Deposit growth, especially core deposit growth has been a challenge. As such, we were pleased to see that not only did our total deposits increase during the first three months of the year, but our time deposits decreased by $16,975,000 and our non time deposits (i.e. core deposits) increased by $49,452,000. Although we see this as an encouraging sign, we also need to point out, for analysis purposes, that average deposit balances for the current quarter ($989,849,000) were slightly less than the average balance for the preceding quarter ($991,005,000). Average balances for non time deposits during the current quarter were $456,363,000 compared to $460,538,000 for the preceding quarter.

Core deposit growth has been a primary focus with us. Our subsidiary Bank Presidents have initiated various incentive programs throughout their Banks as well as other marketing efforts targeted at deposit growth. As reported previously, the Company believes there are several forces causing this slow down in deposit growth, including the interest rate environment which may have enticed customers to shift from lower yielding accounts to higher yielding time deposits and the slow down in real estate activity in Florida, which translates into less transactions resulting in lower balances held in title company accounts and other real estate related accounts.

Financial highlights

In terms of comparing sequential quarters, net interest margin (“NIM”) for the current quarter was 3.61%, which reflects a decrease of approximately 32bps compared to the previous quarter (3.93%). The primary reason for the NIM contraction between these two quarters is that our yield on interest earning assets decreased more than the decrease in the cost of our interest bearing liabilities, and secondly, our non interest bearing demand account balances decreased. Quarter to quarter, the yield on our loans decreased approximately 45bps and the overall yield on our total interest earning assets decreased by approximately 50bps. (Yield data is presented on a tax equivalent basis.) Cost of interest bearing deposits (i.e. excluding non interest bearing demand deposits) has decreased between the two quarters by approximately 22bps, and the overall cost of total interest bearing liabilities decreased by approximately 29bps. During this same time frame, the average balances in non interest bearing demand accounts decreased by $11,849,000, or 6.8%. On a forward looking basis, as market interest rates have now declined, we expect those time deposits with higher yields to reprice downward, by as much as 200bps or more in some cases, as they mature over time. We expect this to be a positive effect on our NIM during the remaining three quarters of the year.

Net income for the current quarter was $1,111,000 ($0.09 per share) compared to $1,808,000 ($0.16 per share) for the same quarter last year and in terms of sequential quarters, $1,759,000 ($0.14 per share) for the fourth quarter of 2007. In terms of sequential quarters, the most significant items that were primarily the reason for the $648,000 difference in net income between the two quarters were as follows. The provision for loan loss expense was $1,001,000 less during the current quarter than the preceding quarter, which was offset by the $1,000,000 gain on sale of a subsidiary Bank shell recognized in the preceding quarter. Non interest income and non interest expense, although not the same, were similar for the two quarters. That leaves net interest income, which is the primary reason for the decrease in earnings quarter to quarter. Further, as discussed above, the primary reason for the decrease in net interest income was the contraction in our NIM. In terms of the first quarter 2008 compared to the first quarter 2007, the primary reason for the difference in net income was that the Valrico Bank was not included in the first quarter 2007.

Presented below are condensed consolidated balance sheets, condensed consolidated average balance sheets, and selected financial ratios for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
Amounts in thousands of dollars
At quarter ended:	3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007
Cash and due from banks	$36,279	$30,293	$32,390	$34,457	$41,433
Fed funds and money market	81,585	42,155	33,184	51,997	58,821
Investments	192,773	199,434	217,242	227,324	236,492
Loans	833,743	841,405	840,341	826,215	684,141
Allowance for loan losses	(11,258)	(10,828)	(9,903)	(9,519)	(7,632)
Premises and equipment, net	56,559	55,458	53,999	52,827	41,531
Goodwill	28,118	28,118	29,299	28,924	9,863
Core deposit intangible	4,525	4,725	4,955	5,189	2,944
Bank owned life insurance	9,823	9,728	9,637	9,540	7,394
Other assets	16,452	16,942	14,442	14,030	11,831

TOTAL ASSETS	$1,248,599	$1,217,430	$1,225,586	$1,240,984	$1,086,818

Deposits	$1,005,097	$972,620	$1,004,426	$998,382	$889,638
Other borrowings	85,505	88,146	65,840	91,486	73,536
Other liabilities	8,015	8,382	9,699	8,869	3,928
Stockholders’ equity	149,982	148,282	145,621	142,247	119,716

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,248,599	$1,217,430	$1,225,586	$1,240,984	$1,086,818

Condensed Consolidated Average Balance Sheets (unaudited)
Amounts in thousands of dollars
At quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Investments, fed funds, and other	$274,165	$245,580	$273,086	$292,786	$295,365
Loans	834,971	840,297	844,316	813,927	669,005
Allowance for loan losses	(10,896)	(10,001)	(9,663)	(9,369)	(7,423)
All other assets	138,754	136,860	132,032	145,680	104,594

TOTAL ASSETS	$1,236,994	$1,212,736	$1,239,771	$1,243,024	$1,061,541

Deposits - interest bearing	$826,334	$815,691	$822,417	$789,457	$673,561
Deposits - non interest bearing	163,515	175,364	182,529	200,164	192,945
Other borrowings	88,311	63,976	80,275	99,044	72,582
Other liabilities	8,552	10,050	10,013	11,608	3,695
Stockholders’ equity	150,282	147,655	144,537	142,751	118,758

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,236,994	$1,212,736	$1,239,771	$1,243,024	$1,061,541

Selected financial ratios (unaudited)
As of or for the quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Return on average assets (annualized)	0.36%	0.58%	0.62%	0.74%	0.69%
Return on average equity (annualized)	2.97%	4.73%	5.36%	6.41%	6.17%
Net interest margin(tax equivalent basis)	3.61%	3.93%	3.92%	4.13%	4.09%
Loan / deposit ratio	82.9%	86.5%	83.7%	82.8%	76.9%
Stockholders’ equity / total assets	12.0%	12.2%	11.9%	11.5%	11.0%
Efficiency ratio	81%	74%	73%	71%	72%
Book value per share	$12.05	$11.92	$11.71	$11.44	$10.71

The tables below summarize the loan and deposit mix over the most recent five quarter ends.

Loan mix (in thousands of dollars)
At quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Real estate loans
Residential	$209,591	$209,186	$202,628	$197,577	$185,820
Commercial	389,316	385,669	384,893	379,407	296,788
Construction, development and land loans (note 1)	95,700	108,615	112,485	109,694	68,543

Total real estate loans	694,607	703,470	700,006	686,678	551,151
Commercial	77,495	78,231	79,906	79,620	76,558
Consumer and other loans	62,493	60,687	61,497	61,059	57,418

Total loans before unearned fees and costs	834,595	842,388	841,409	827,357	685,127
Unearned fees and costs	(852)	(983)	(1,068)	(1,142)	(986)

Total loans	$833,743	$841,405	$840,341	$826,215	$684,141

Deposit mix (in thousands of dollars)
At quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Checking accounts
Non interest bearing	$172,711	$159,089	$183,959	$189,619	$202,840
Interest bearing	148,155	135,442	130,550	130,087	114,636
Savings deposits	57,824	49,127	53,780	57,211	44,462
Money market accounts	107,496	93,076	107,846	121,905	117,322
Time deposits	518,911	535,886	528,291	499,560	410,378

Total deposits	$1,005,097	$972,620	$1,004,426	$998,382	$889,638

note 1:	The increase in this category between 6/30/07 and 3/31/07 was due to the acquisition of Valrico State Bank and certain reclassifications from the Commercial Real Estate Loan category to Construction, Development and Land Loan category.

Non interest income and non interest expense

The tables below summarize the Company’s non interest income and non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
Amounts in thousands of dollars
For the quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Service charges on deposit accounts	$1,086	$1,187	$1,150	$1,146	$953
Commissions from mortgage broker activities	21	31	42	62	52
Loan related fees	107	103	116	87	75
Commissions from sale of mutual funds and annuities	109	146	195	165	80
Debit card and ATM fees	261	246	234	237	188
BOLI income	95	87	97	95	74
Gain on sale of investments	44	5	2	—	—
Other service charges and fees	148	123	125	111	118

Non interest income – subtotal	$1,871	$1,928	$1,961	$1,903	$1,540
Sale of bank shell	—	1,000	—	—	—

Total non interest income	$1,871	$2,928	$1,961	$1,903	$1,540

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
Amounts in thousands of dollars
For the quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Employee salaries and wages	$3,990	$3,885	$3,861	$3,840	$3,243
Employee incentive/bonus compensation	389	98	382	508	513
Employee stock option expense	91	104	137	133	135
Health insurance and other employee benefits	509	543	600	575	542
Payroll taxes	329	262	268	260	331
Other employee related expenses	232	230	215	228	170
Incremental direct cost of loan origination	(210)	(225)	(253)	(279)	(279)

Total salaries, wages and employee benefits	$5,330	$4,897	$5,210	$5,265	$4,655

Occupancy expense	1,130	1,073	1,131	1,083	914
Depreciation of premises and equipment	589	604	609	588	504
Supplies, stationary and printing	190	191	180	173	146
Marketing expenses	273	302	250	257	287
Data processing expenses	298	382	401	389	280
Legal, auditing and other professional fees	263	375	254	276	196
Bank regulatory related expenses	184	147	113	110	98
Postage and delivery	90	88	77	75	68
ATM related expenses	109	122	134	136	103
Amortization of CDI	199	230	235	238	139
Other expenses	822	904	848	772	683

Total non interest expense	$9,477	$9,315	$9,442	$9,362	$8,073

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with 37 locations in nine counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Ryan Beck & Co (800-793-7226), Michael Acampora, at Raymond James (800-363-9652), or Dudley Stephens, at Burke Capital Markets (404-446-1800). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.